Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendatory Agreement”) is dated January 27, 2010, between NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation (the “Company”), NATIONAL PENN BANK, a national banking association (“Bank”), and SCOTT V. FAINOR (“Executive”).

BACKGROUND

1.  Executive was employed as the President and Chief Executive Officer of each of KNBT Bancorp, Inc. (“KNBT”) and Keystone Nazareth Bank & Trust Company (“KNBT Bank”) pursuant to an Amended and Restated Employment Agreement, dated December 28, 2006 (the “Prior Agreement”).

2.  On September 6, 2007, the Company and KNBT entered into an Agreement (the “Merger Agreement”) providing, among other things, for the merger of KNBT with and into the Company, to be followed by the Bank Merger (as defined in the Merger Agreement).

3.  Pursuant to the First Amendment to the Prior Agreement between the Company, the Bank, KNBT and KNBT Bank and the Executive effective September 6, 2007, Executive became employed by the Company as Senior Executive Vice President and Chief Operating Officer and by the Bank as the President and Chief Executive Officer.

4.  Thereafter, the Company, the Bank, KNBT and KNBT Bank entered into that certain Amended and Restated Employment Agreement dated January 28, 2008, which superseded as of the Effective Time (as defined in the Merger Agreement), any and all agreements relating to the employment matters between the Company, the Bank, KNBT, KNBT Bank and Executive (the “Agreement”).

5.  The Company, Bank and Executive desire to amend the Agreement as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, and each intending to be legally bound, the Company, Bank and Executive agree to amend the Agreement as follows:

1.           Background.  The matters set forth in the “Background” section of this Amendatory Agreement are incorporated by reference herein.

2.           Amendment.  The first sentence of Section 3(a) is hereby deleted in its entirety and replaced with the following:

Throughout the Employment Period, the Executive shall serve as the President and the Chief Executive Officer of the Company and as the President and Chief Executive

Officer of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of each of the Company and the Bank and as are customarily associated with such positions.

3.           Amendment. Section 3(b) is hereby amended to read in its entirety as follows:

During the period of the Executive’s employment hereunder, the Board of Directors of the Company will cause the Company, as sole shareholder of the Bank, to elect and annually re-elect the Executive to the Board of Directors of the Bank (unless it believes such action would violate its fiduciary duties).  On January 27, 2010, the Board of Directors of the Company shall elect the Executive as a director of the Company.  Thereafter, during the period of the Executive’s employment hereunder, the Board of Directors of the Company shall nominate the Executive for election to the Board of Directors of the Company, for successive terms (unless it believes such action would violate its fiduciary duties) and shall recommend his election to the shareholders of the Company, subject to the fiduciary duties of the Board of Directors of the Company.  Upon any termination of the Executive’s employment hereunder for any reason, including, without limitation, a termination without cause, the Executive will concurrently resign from the Boards of Directors of the Company and the Bank and, should the Executive then be serving as a director of any direct or indirect subsidiary or affiliate of the Company or Bank, from all such boards as well.

4.           Amendment.  The first sentence of Section 4(a) is hereby deleted in its entirety and replaced with the following:

In consideration for the services to be rendered by the Executive hereunder, the Employer shall pay to him a salary of Five Hundred Forty Thousand dollars ($540,000) annually (“Base Salary”).

5.           Amendment.  The following new Section 29 is hereby added to the Agreement:

29.  RESTRICTED STOCK AWARD.  The Compensation Committee of the Board of Directors of the Company shall award the Executive, on January 28, 2010, 54,000 (or such lesser number as may be permissible under the Troubled Asset Relief Program – “TARP”) restricted shares of common stock of the Company, which shares shall be subject to forfeiture only if the Executive’s employment with the Company and Bank shall terminate before the expiration of the TARP compliance period.  This award will be made under the Company’s Long-Term Incentive Compensation Plan and evidenced by a separate written agreement containing such other terms and conditions as are customarily included by the Company in such award agreements, all consistent with this Section 29.

6.           Ratification.  As amended hereby, the Agreement is hereby ratified, confirmed and approved.

7.           Governing Law.  This Amendatory Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

NATIONAL PENN BANCSHARES, INC.	NATIONAL PENN BANK
By: /s/ Thomas A. Beaver Name: Thomas A. Beaver Title: Chairman	By: /s/ Thomas A. Beaver Name: Thomas A. Beaver Title: Chairman

Witness: /s/ H. Anderson Ellsworth	/s/ Scott V. Fainor Scott V. Fainor